                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         Homestake Mining Company
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [x]  No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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

[LOGO]
                            HOMESTAKE MINING COMPANY

                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 25, 1997

To the Shareholders of Homestake Mining Company:

     The annual meeting of shareholders of Homestake Mining Company will be held in the Gold Room of the Fairmont Hotel, California and Mason Streets, San Francisco, California, on Friday, July 25, 1997, at 11:00 a.m. local time, for the following purposes:

          1.  Election of four Class I Directors and one Class III Director.

          2. Approval of the appointment of Coopers & Lybrand LLP as independent auditors for 1997.

          3. Transaction of such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on May 29, 1997, as the record date for the determination of shareholders entitled to vote at the annual meeting. Only shareholders of record at the close of business on May 29, 1997, will be entitled to vote at the meeting.

     All shareholders are cordially invited to attend the meeting in person. TO ENSURE THAT YOU ARE REPRESENTED AT THE MEETING, PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, using the return envelope which requires no postage if mailed in the United States. Your early attention to the proxy will be greatly appreciated because it will reduce the cost your Company incurs in obtaining voting instructions from its shareholders.

                                            By Order of the Board of Directors

                                            /s/ Wayne Kirk
                                            --------------------
                                            WAYNE KIRK
                                            Secretary

June 12, 1997

                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108

                                                                   June 12, 1997

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Homestake Mining Company ("Homestake" or the "Company") for use at the annual meeting of shareholders of Homestake to be held in the Gold Room of the Fairmont Hotel, California and Mason Streets, San Francisco, California, on Friday, July 25, 1997, at 11:00 a.m. local time, or any postponement or adjournment thereof.

     This Proxy Statement and the enclosed proxy card are first being sent to Homestake's shareholders on or about June 12, 1997.

MATTERS TO BE CONSIDERED.

     The following matters will be acted on at the annual meeting:

          1.  Election of four Class I Directors and one Class III Director.

          2. Approval of the appointment of Coopers & Lybrand LLP as independent auditors for 1997.

          3. Transaction of such other business as may properly come before the meeting.

VOTING SECURITIES AND VOTING RIGHTS.

     Only shareholders of record on May 29, 1997, or their proxies, will be entitled to vote at the annual meeting of shareholders. On May 29, 1997, Homestake had 146,727,797 shares of common stock outstanding.

     A majority of the shares of Homestake common stock outstanding must be represented at the annual meeting in person or by proxy to constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on all matters other than the election of directors. In the election of directors, each share of common stock is entitled to one vote for a nominee for each director position. Homestake does not have cumulative voting. A shareholders' list will be available for examination by shareholders at the annual meeting.

VOTING PROCEDURE.

     The shares represented by each properly executed proxy returned to Homestake will be voted at the meeting as indicated on the proxy. If no instructions are given, the persons authorized by the proxy will vote in favor of election of the director nominees named in this Proxy Statement and to approve the appointment of Coopers & Lybrand LLP as independent auditors for 1997. Any person giving a proxy has the right to revoke it at any time before it is exercised (1) by filing with the Secretary of Homestake a duly signed revocation or proxy bearing a later date or (2) by voting in person at the meeting.

     The Board of Directors is not aware of any matters other than those set forth above which may come before the annual meeting. If any other matters are properly presented to the meeting for action, unless contrary instructions are given, the persons named in the enclosed form of proxy and acting thereunder have the power to vote in accordance with their best judgment on such matters.

     On voting for Class I Directors, the four nominees receiving the highest number of votes will be elected. On voting for the Class III Director, the nominee receiving the highest number of votes will be elected. Approval of the appointment of independent auditors will require the affirmative vote of a majority of the shares of Homestake common stock represented at the meeting.

     If a proxy is marked with instructions to withhold authority to vote for one or more director nominees or to abstain from voting on any matter, those shares will be treated as represented at the meeting in determining whether a quorum is present. Withholding authority to vote for a director nominee will not prevent that director nominee from being elected except to the extent the failure to vote for the nominee results in another nominee receiving a larger number of votes. In other matters where approval is required by a majority of shares outstanding or represented at the meeting, an abstention from voting on a matter will have the effect of a vote against the matter.

     If a broker indicates on a proxy that it is not voting shares on a matter, those shares will be counted for purposes of determining the presence of a quorum at the meeting but will not be treated as represented at the meeting or entitled to vote in respect of that matter.

SOLICITATION OF PROXIES.

     The cost of solicitation of proxies will be borne by Homestake. Solicitation of proxies may be made by officers, directors and employees of Homestake in person, by telephone or by mail. In addition, brokers, banks and other nominee holders will be reimbursed for expenses they incur in forwarding proxy materials to and obtaining voting instructions from beneficial owners of Homestake common stock. D.F. King & Co., Inc. has been engaged to assist with proxy solicitation for a fee not to exceed $12,000 plus expenses.

PRINCIPAL HOLDERS OF HOMESTAKE COMMON STOCK.

     On May 29, 1997, there were 22,221 record holders of Homestake common stock.

     As of the close of business on May 29, 1997, no person was known to Homestake to own beneficially five percent or more of the outstanding Homestake common stock.

     The following table shows: (i) the number of shares of Homestake Common Stock beneficially owned by directors, nominees for director and the five highest paid executive officers, and all directors, nominees and executive officers as a group, as of May 15, 1997 (excluding shares which such persons have the right to acquire within 60 days of May 15, 1997, but do not actually own), (ii) the number of shares of Homestake Common Stock which such persons have the right to acquire within 60 days of May 15, 1997, but do not actually own and (iii) the total number of shares of Homestake Common Stock which such persons own and have the right to acquire within 60 days of May 15, 1997. The shares so shown include shares held in Homestake's Savings Plan for the accounts of executive officers and directors share rights granted under the Homestake Employees' Stock Option and Share Rights Plan -- 1988 and under the Homestake Stock Option and Share Rights Plan -- 1996, which entitle outside directors to receive shares on the date of ceasing to serve as a director. Including the shares held by Case, Pomeroy & Company, Inc. (described in footnote 2 below) and the shares which the identified persons have the right to acquire but do not own, the shares of Homestake

Common Stock beneficially owned by all directors, nominees and executive officers as a group represent approximately 5.50 percent of the total number of shares of Homestake Common Stock outstanding.

                                                  NUMBER OF SHARES
                                                    BENEFICALLY
                                                       OWNED             RIGHT TO
                                                       AS OF             ACQUIRE          TOTAL
                                                   MAY 15, 1997,          SHARES         NUMBER
                                                     EXCLUDING            WITHIN        OF SHARES
                                                  RIGHT TO ACQUIRE      60 DAYS OF      BENEFICIALLY
                        NAME                         SHARES(1)         MAY 15, 1997       OWNED
    --------------------------------------------  ----------------     ------------     ---------
    M. Norman Anderson..........................          2,529              6,193          8,722
    Richard R. Burt.............................              0                  0              0
    Robert H. Clark, Jr.(2).....................      6,448,776              1,961      6,450,737
    Harry M. Conger(3)..........................        176,206            545,725        721,931
    G. Robert Durham............................          5,000              1,536          6,536
    Douglas W. Fuerstenau.......................          1,478              1,972          3,450
    Henry G. Grundstedt.........................          1,000              1,105          2,105
    William A. Humphrey.........................         61,230            111,187        172,417
    Robert K. Jaedicke..........................            400              1,936          2,336
    John Neerhout, Jr...........................          1,000              1,506          2,506
    Stuart T. Peeler............................         10,000              2,124         12,124
    Carol A. Rae................................            500                383            883
    Berne A. Schepman...........................          3,524              1,993          5,517
    Jack E. Thompson............................         27,825            115,475        143,300
    Jeffrey L. Zelms............................             50                  0             50
    Gene G. Elam................................          9,985             96,675        106,660
    Wayne Kirk(4)...............................          6,859             72,950         79,809
    Gil J. Leathley.............................          2,940             49,792         52,732
    William F. Lindqvist........................              0             65,425         65,425
    All Directors, Nominees and Executive
      Officers as a Group (27 persons)..........      6,784,471          1,336,018      8,120,489

---------------

(1) In some instances voting and investment power is shared with the spouse of the identified person.

(2) Includes 13,000 shares owned by Mr. Clark's spouse. Also includes 6,411,776 shares owned by Case, Pomeroy & Company, Inc. Mr. Clark is the President and Chief Executive Officer and, with family members, is a controlling shareholder of Case Pomeroy.

(3) Includes 447 shares held of record by a Savings Plan Trust for Mr. Conger's spouse. Mr. Conger disclaims beneficial ownership of these shares.

(4) Includes 410 shares held of record by two of Mr. Kirk's children. Mr. Kirk disclaims beneficial ownership of these shares.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     The Board of Directors of Homestake consists of 13 members, divided into three classes with staggered terms of three years each. On July 25, 1997, William A. Humphrey, Robert K. Jaedicke and Berne A. Schepman will retire as directors. At that time, the Board of Directors will amend the By-laws to reduce the number of directors to 12 members, divided into three Classes of four members each. Four Class I Directors are to be elected at this annual meeting to serve until the annual meeting in 2000 or until their successors are elected and qualified, except that Douglas W. Fuerstenau will be age 70 at the time of the 1999 annual meeting and will retire at that time under the directors' mandatory retirement policy (unless waived). One Class III Director is to be elected to serve until the annual meeting in 1999 or until his successor is elected and qualified.

     Each nominee has consented to be named in this Proxy Statement and to serve if elected. If any nominee should become unable to serve as a director prior to the annual meeting, the persons authorized by the proxy will vote for the election of a substitute nominee recommended by the Nominating Committee of the Board of Directors in place of that nominee.

     THE BOARD OF DIRECTORS OF HOMESTAKE RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR CLASS I NOMINEES AND THE CLASS III NOMINEE NAMED BELOW. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THE NAMED NOMINEES UNLESS INSTRUCTIONS ARE GIVEN TO THE CONTRARY.

INFORMATION CONCERNING NOMINEES FOR ELECTION.

     Certain information as to each of the four nominees for election as a Class I Director and as to the nominee for election as a Class III director is set forth in the table below. The information appearing in the table and certain information regarding beneficial ownership of securities by such nominees contained in this Proxy Statement has been furnished to Homestake by the nominees.

NOMINEES FOR CLASS I DIRECTORS TO SERVE UNTIL 2000 ANNUAL MEETING:

                            AGE AT       DIRECTOR
                         JULY 25, 1997    SINCE                BIOGRAPHICAL INFORMATION
                         -------------   --------    --------------------------------------------
M. Norman Anderson.......       66         1992      Mr. Anderson is President of Norman Anderson
                                                     & Associates Ltd. (mining consultants). Mr.
                                                     Anderson was a director of Homestake Canada
                                                     Inc. from 1987 to 1993, and was the Chairman
                                                     of the Board of Directors of Homestake
                                                     Canada Inc. from February 1991 to July 1992,
                                                     when the Company acquired the outstanding
                                                     voting shares of Homestake Canada Inc. He is
                                                     a director of Prime Resources Group Inc.
                                                     (gold mining), Solv-ex Corporation (tar
                                                     sands processing), Finning International
                                                     (construction equipment sales and service),
                                                     Buenaventura S.A. (gold and silver mining)
                                                     and Toronto Dominion Bank.
Robert H. Clark, Jr......       56         1984      Mr. Clark has been Chief Executive Officer
                                                     since 1993, President since 1983, and a
                                                     director since 1968 of Case, Pomeroy &
                                                     Company, Inc. (mining, oil and gas, real
                                                     estate). Mr. Clark is a director of FINOVA
                                                     Group Inc. (financial services).
Douglas W. Fuerstenau....       68         1977      Mr. Fuerstenau has been a Professor of
                                                     Metallurgy, Department of Materials Science
                                                     and Mineral Engineering, University of
                                                     California, Berkeley since 1959. He was P.
                                                     Malozemoff Professor of Mineral Engineering
                                                     from 1987 to 1993, professor emeritus from
                                                     1993 to July 1994, and has been a professor
                                                     in the Graduate School since July 1994.
Jeffrey L. Zelms.........       53           --      Mr. Zelms has been the President since 1986
                                                     and the Chief Executive Officer since 1992
                                                     of The Doe Run Company (lead, zinc and
                                                     copper mining, lead fabrication and
                                                     recycling). He is a director of Phoenix
                                                     Textile Corporation (linen supplier for the
                                                     health industry) and BW/IP International,
                                                     Inc. (provider of engineered pumps and seals
                                                     for refinery and chemical industries).

NOMINEE FOR CLASS III DIRECTOR TO SERVE UNTIL 1999 ANNUAL MEETING:

Richard R. Burt..........       50           --      Mr. Burt has been the Chairman of IEP
                                                     Advisors (strategic and financial advisory
                                                     services) since June 1993. From April 1991
                                                     to June 1993, he was a partner in McKinsey &
                                                     Company (management consultants). Mr. Burt
                                                     was the United States Ambassador to the
                                                     Federal Republic of Germany from 1985 to
                                                     1989. He is a director of Archer Daniels
                                                     Midland Company (processing and sales of
                                                     agricultural commodities), Hollinger
                                                     International Inc. (publishing), Weirton
                                                     Steel Company (integrated steel producer)
                                                     and VLT, Inc. (gaming software design).

INFORMATION CONCERNING CONTINUING DIRECTORS.

     Certain information as to each director who will continue in office is set forth in the following tables. The information appearing in the tables and certain information regarding beneficial ownership of securities by such directors contained in this Proxy Statement has been furnished to Homestake by the directors.

CONTINUING CLASS II DIRECTORS TO SERVE UNTIL 1998 ANNUAL MEETING:

                            AGE AT       DIRECTOR
                         JULY 25, 1997    SINCE                BIOGRAPHICAL INFORMATION
                         -------------   --------    --------------------------------------------
Henry G. Grundstedt......       68         1992      Mr. Grundstedt is a mining consultant. He
                                                     was Senior Vice President of Capital
                                                     Guardian Trust Company (money manager of
                                                     pension and mutual funds) from 1973 to 1991
                                                     and held other executive positions with that
                                                     firm beginning in 1972, specializing in the
                                                     mining and metals industry.
John Neerhout, Jr........       66         1989      Mr. Neerhout has been the Managing Director
                                                     of Union Railways Limited (rail
                                                     transportation) since April 1997, and a
                                                     director of London and Continental Railways
                                                     Ltd. since March 1997. He has been a
                                                     director of The Energy Group Plc (gas and
                                                     coal production, power generation and sales)
                                                     since February 1997. Mr. Neerhout retired as
                                                     Executive Vice President of Bechtel Group
                                                     Inc. (engineering and construction) in
                                                     October, 1996, a position he held since
                                                     1986. Mr. Neerhout was also a director of
                                                     and held executive positions with Bechtel
                                                     Group Inc. and other of its affiliated
                                                     companies prior to his retirement.
Stuart T. Peeler.........       67         1981      Mr. Peeler has been a petroleum industry
                                                     consultant since 1989. From 1982 until 1988
                                                     he was Chairman of the Board and Chief
                                                     Executive Officer of Statex Petroleum, Inc.
                                                     He is a director of CalMat Company
                                                     (aggregates, asphalt, and property
                                                     development), Chieftain International, Inc.
                                                     (oil and gas exploration and production) and
                                                     Chieftain International Funding Corp.
                                                     (financial services).
Jack E. Thompson.........       47         1994      Mr. Thompson has been the Chief Executive
                                                     Officer of Homestake since May 1996, and
                                                     President and a director of Homestake since
                                                     August 1994. He was Executive Vice
                                                     President-Canada of Homestake and President
                                                     and Chief Executive Officer of Prime
                                                     Resources Group Inc. and Homestake Canada
                                                     Inc. from July 1992 until August 1994. He
                                                     was President of Homestake Mineral
                                                     Development Company and of North American
                                                     Metals Corp. (gold mining) from 1988 until
                                                     1992.

CONTINUING CLASS III DIRECTORS TO SERVE UNTIL 1999 ANNUAL MEETING:

                            AGE AT       DIRECTOR
                         JULY 25, 1997    SINCE                BIOGRAPHICAL INFORMATION
                         -------------   --------    --------------------------------------------
Harry M. Conger..........       67         1977      Mr. Conger has been Chairman of the Board of
                                                     Homestake since 1982. In May 1996, he
                                                     retired as Chief Executive Officer of
                                                     Homestake, a position he had held since
                                                     1978. He was also President of Homestake
                                                     from 1977 to 1986. He is a director of ASA
                                                     Limited (investment company), CalMat Company
                                                     (aggregates, asphalt, and property
                                                     development), and Pacific Gas and Electric
                                                     Company.
G. Robert Durham.........       68         1990      In May, 1996, Mr. Durham retired as Chairman
                                                     of the Board, Chief Executive Officer and a
                                                     director of Walter Industries, Inc.
                                                     (building materials, home building, mortgage
                                                     financing and natural resources
                                                     development). He was Chief Executive Officer
                                                     and a director of Walter Industries, Inc.
                                                     from June 1991, and Chairman from October
                                                     1995, until his retirement. He was also
                                                     President from June 1991 until October 1995.
                                                     He was Chairman of the Board, President and
                                                     Chief Executive Officer of Phelps Dodge
                                                     Corporation (mining) from 1987 to 1989,
                                                     President and Chief Operating Officer from
                                                     1984 to 1987, and held other executive
                                                     offices with Phelps Dodge Corporation or
                                                     affiliated companies beginning in 1977. He
                                                     is a director of FINOVA Group Inc.
                                                     (financial services), and a trustee of
                                                     Mutual Life Insurance Company of New York.
Carol A. Rae.............       51         1995      Ms. Rae has been the President and Chief
                                                     Executive Officer of Integrated Media and
                                                     Marketing, LLC (producer of educational
                                                     video and multimedia products) since 1995,
                                                     and the President of MedVal Technologies
                                                     International, Inc. (manufacturer of
                                                     orthopedic splints) since 1984. She has been
                                                     a member of the Board of Directors of the
                                                     U.S. Chamber of Commerce since 1994. She was
                                                     Senior Vice President and General Manager of
                                                     the Refractive Division of Chiron Vision
                                                     Corporation (manufacturer of ophthalmic
                                                     intraocular lenses) from 1993 until 1995 and
                                                     since 1995 she has been Senior Vice
                                                     President of Government Affairs of the
                                                     Refractive Division of Chiron Vision
                                                     Corporation. She was President and Chief
                                                     Executive Officer of Magnum Diamond
                                                     Corporation (manufacturer of surgical
                                                     instruments) from 1989 to 1995.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD.

     Homestake's Board of Directors held 15 meetings during the calendar year 1996.

     The Board of Directors has six standing committees: Executive, Finance, Audit, Compensation, Nominating, and Environment, Health and Safety.

     The Executive Committee has authority to exercise most of the powers of the Board of Directors. It is intended to function on a standby basis. The members of the Committee are Messrs. Thompson (Chairman), Conger, Clark, Humphrey, Peeler and Schepman. The Executive Committee held two meetings during 1996.

     The Finance Committee reviews and makes recommendations to the Board of Directors about proposed dividends, investments and financial matters, and oversees pension and savings plan investments. The members of the Committee are Messrs. Peeler (Chairman), Conger, Grundstedt, Humphrey, and Thompson, and Ms. Rae. The Finance Committee held four meetings during 1996.

     The Audit Committee recommends to the Board of Directors appointment of the firm of independent auditors to examine and report to shareholders on the consolidated financial statements of Homestake, and receives and considers the reports of the auditors. The Committee also oversees Homestake's internal auditing. The members of the Committee are Messrs. Jaedicke (Chairman), Anderson, Clark, and Neerhout, and Ms. Rae, all non-employee directors. The Committee held three meetings during 1996.

     The Compensation Committee evaluates and recommends to the full Board of Directors the levels of compensation and benefits for officers and key employees. The Compensation Committee also administers the Company's stock option plans and its Deferred Compensation Plan and Executive Supplemental Retirement Plan. The members of the Committee are Messrs. Schepman (Chairman), Durham, Fuerstenau, Grundstedt, Jaedicke and Neerhout, all non-employee directors. The Committee held four meetings during 1996.

     The Nominating Committee reviews and evaluates candidates for director, including nominees recommended by shareholders, and makes recommendations on candidates to the Board of Directors. Applications and communications relating to candidates for director may be sent to the Secretary of Homestake at the corporate offices in San Francisco. The members of the Committee are Messrs. Fuerstenau (Chairman), Anderson, Durham and Schepman, all non-employee directors. The Nominating Committee did not meet during 1996.

     The Environment, Health and Safety Committee oversees Homestake's compliance with environmental, health and safety laws and policies. The members are Messrs. Anderson (Chairman), Durham, Fuerstenau, Humphrey and Neerhout, and Ms. Rae, all non-employee directors. The Environment, Health and Safety Committee held three meetings during 1996.

     Each incumbent director attended at least 75 percent of the total number of meetings of the Board of Directors and the respective committees on which he or she served. The aggregate average attendance at meetings of the Board of Directors and its committees was 96.9 percent.

COMPENSATION OF DIRECTORS.

     A director of Homestake who is not an employee of the Company or its subsidiaries receives an annual retainer fee of $16,000 and each chairman of a committee of the Board of Directors who is not an employee of Homestake receives an additional annual retainer of $2,000. All directors, including employee directors, receive attendance fees of $900 for each meeting of the Board of Directors and $800 for each committee meeting. Directors are entitled to defer compensation under the Deferred Compensation Plan described below under "Compensation of Executive Officers -- Summary Compensation Table."

     The Company has adopted a Retirement Plan for Outside Directors. Under the Plan, directors who do not have a fully vested interest under any tax-qualified Homestake retirement plan are eligible to receive benefits. The total retirement benefit payable is an amount equal to the annual retainer fee payable to Outside Directors at the date of retirement (presently $16,000 per year) multiplied by the number of years such retiring Director was an Outside Director (i.e., not an employee of the Company or its subsidiaries). The retirement benefit is payable in monthly installments over the number of months the retiring Outside Director served as an Outside Director, beginning on the later of retirement or attaining of age 70 (later of retirement or age 65 in the case of an Outside Director who has served at least 10 years). Benefits payable to a participant who dies prior to completion of payout are payable to the participant's spouse.

     Under the Stock Option and Share Rights Plan -- 1996 ("1996 Plan"), automatic share rights are made available to directors who are not employees of Homestake. For each year that the 1996 Plan is in effect, on the eighth business day after Homestake's annual earnings for the preceding year are released, each non-employee director on that date is granted share rights entitling him or her to receive shares of Homestake common stock for no consideration on the date he or she ceases to serve as a director. The number of shares covered by each annual share right grant is calculated by dividing 10 percent of the compensation received for services as a director of Homestake for the preceding calendar year by the average fair market value of one share of Homestake common stock for the third through the seventh business days following release of Homestake's earnings for the preceding calendar year. Share rights are cancelled if an individual ceases to serve as a director within three years from the date of grant, other than by reason of death, disability, retirement at mandatory retirement age for directors, or termination within one year following a change of control as defined in the 1996 Plan. For 1996, a total of 2,791 share rights were granted under the 1996 Plan. No director was credited with more than 279 share rights for 1996.

     During 1996, Prime Resources Group Inc. ("Prime"), 50.6% owned by the Company, paid directors who were not employees of the Company or its subsidiaries an annual retainer of C$10,000 per year and C$750 for each meeting of the Board or any committee which they attended. Beginning in August 1996, Prime paid directors who were employees of the Company or its subsidiaries C$750 for each meeting of the Board they attended. Effective January 1, 1997, the fee for meetings attended in person increased to C$1,000, but remains at C$750 for telephone meetings. M. Norman Anderson, a non-employee director of the Company and Prime, received C$17,500 in directors fees from Prime for 1996.

     In 1996, M. Norman Anderson provided special consulting services to the Company with respect to various mining matters. For 1996, the Company paid Mr. Anderson $12,000 for such services.

     In May 1996, upon Harry M. Conger's retirement as Chief Executive Officer of the Company, Homestake entered into a consulting agreement with Mr. Conger under which he would act as a consultant to the Board and the Chief Executive Officer of Homestake for one year, subject to renewal for an additional year. Mr. Conger agreed to provide at least 500 hours of consulting services, including continuing to act as a director and non-executive Chairman of the Board. Mr. Conger is paid a total of $150,000 per year, which is in lieu of any other payments, including directors fees that would otherwise be payable. Homestake also agreed to provide office facilities at a cost of up to $1,500 per month. For the year 1996, Mr. Conger received a total of $112,500 in compensation and $12,114 in office expense reimbursement under the consulting agreement. The consulting agreement has been renewed at the request of the Company for an additional year.

     In March 1993, Homestake entered into a consulting agreement with William
A. Humphrey under which Mr. Humphrey provides advisory services to the Company with respect to various mining matters, principally involving Latin America. The agreement is terminable by either party at will. Mr. Humphrey receives compensation at a rate of $1,000 for each day of service under the agreement. No compensation was paid to Mr. Humphrey under the agreement during 1996.

     In July 1992, Homestake entered into a consulting agreement with Stuart T. Peeler under which Mr. Peeler provides advisory services to the Company with respect to its investment in the Main Pass 299 oil and sulphur project in the Gulf of Mexico. The agreement is terminable by either party on 30 days' notice. Mr. Peeler receives compensation at a rate of $1,000 for each day of service under the agreement. For 1996, the Company paid $17,062 to Mr. Peeler under the agreement.

COMPENSATION OF EXECUTIVE OFFICERS.

  Summary Compensation Table

     The following table discloses, for the years indicated, compensation received by Homestake's executive officers named therein (the "Homestake Named Executive Officers") for the fiscal years ended December 31, 1996, 1995 and 1994. Such officers served as Chief Executive Officer or were one of the four most highly compensated executive officers (other than the Chief Executive Officer) for the fiscal year ended December 31, 1996. Harry M. Conger retired in May 1996 as the Chief Executive Officer of Homestake. He continued as the non-executive Chairman of the Board of Directors following his retirement.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                   -----------------------
                                                  ANNUAL COMPENSATION                AWARDS      PAYOUTS
                                         -------------------------------------     ----------   ----------
                                                                    OTHER          SECURITIES
            NAME AND                                               ANNUAL          UNDERLYING      LTIP       ALL OTHER
       PRINCIPAL POSITION         YEAR    SALARY     BONUS     COMPENSATION(1)     OPTIONS(#)   PAYOUTS($)   COMPENSATION
--------------------------------  ----   --------   --------   ---------------     ----------   ----------   ------------
Harry M. Conger.................  1996   $202,500   $      0      $  32,243(3)       66,400         $0         $212,252(4)
  Chairman of the Board(2)        1995    517,500    105,000         66,953(5)       59,900          0            9,000
                                  1994    500,000    225,000         14,900(6)       49,200          0            6,750
Jack E. Thompson................  1996    422,452    225,000         25,212(8)       56,100          0           12,044(9)
  President and Chief             1995    336,000     68,000         29,146(10)      31,100          0            9,174
  Executive Officer(7)            1994    263,575    146,250        157,438(11)      29,700          0            6,750
Gene G. Elam....................  1996    272,000     95,700         24,167(12)      17,900          0           11,546(13)
  Vice President,                 1995    261,000     41,000          8,150(14)      16,100          0            9,010
  Finance and Chief               1994    252,000     88,200          8,100(15)      13,200          0            6,750
  Financial Officer
Wayne Kirk......................  1996    340,000    121,400          1,110(16)      22,300          0           10,908(17)
  Vice President,                 1995    326,000     52,000              0          20,100          0            9,010
  General Counsel and             1994    315,000    110,250              0          16,500          0            6,750
  Corporate Secretary
Gil J. Leathley.................  1996    208,000     71,700         18,995(19)      15,400          0           10,438(20)
  Vice President,                 1995    198,088     30,000         49,571(21)      21,500          0           10,655
  Operations(18)                  1994    171,740     55,600            692(22)       9,700          0            9,623
William F. Lindqvist............  1996    224,000     77,300         19,731(24)      16,500          0           10,916(25)
  Vice President,                 1995     91,667     12,000        125,525(26)      30,000          0            3,663
  Exploration(23)                 1994        n/a        n/a            n/a             n/a        n/a              n/a

---------------

 (1) In accordance with the rules of the Commission, Homestake is not required to report the value of personal benefits for any year unless the aggregate dollar value exceeds the lesser of 10 percent of the executive officer's salary and bonus or $50,000.

 (2) Mr. Conger also served as Chief Executive Officer until May 1996.

 (3) Consists of $23,543 (financial planning) and $8,700 (directors fees).

 (4) Consists of $51,241 (accrued vacation paid on retirement), $3,375 (matching contribution to savings plan), $10,745 (imputed income on split dollar life insurance), $9,434 (tax gross-up related to split dollar life insurance), $12,843 (reimbursement for spousal travel expense and related tax gross-up), $112,500 (consulting fees following retirement) and $12,114 (office expense reimbursement).

 (5) Consists of $49,453 (financial planning) and $17,500 (directors' fees).

 (6) Directors' fees.

 (7) Mr. Thompson served as President and Chief Operating Officer until May 1996, when he was appointed President and Chief Executive Officer.

 (8) Consists of $6,012 (financial planning) and $19,200 (directors' fees).

 (9) Consists of $9,000 (matching contribution to savings plan), $1,422 (imputed income on split dollar life insurance), $1,248 (tax gross-up related to split dollar life insurance) and $374 (above market component of interest paid on deferred compensation plan).

(10) Consists of $17,500 (directors' fees), $11,030 (financial planning) and $616 (tax gross-up for payment made in connection with the sale of Mr. Thompson's Canadian residence in 1994).

(11) Consists of $53,844 (cost-of-living adjustment in connection with Mr. Thompson's foreign assignment), $47,700 (payment to Mr. Thompson in connection with sale of residence in Canada), $45,131 (tax gross-up for payment made in connection with sale of residence), $7,263 (financial planning) and $3,500 (directors' fees). In connection with his appointment as President, Mr. Thompson relocated from Canada to the San Francisco area.

(12) Consists of $1,620 (financial planning) and $22,547 (directors' fees paid by publicly held subsidiaries).

(13) Consists of $9,000 (matching contributions to savings plan), $1,297 (imputed income on split dollar life insurance), $1,138 (tax gross-up related to split dollar life insurance) and $111 (above market component of interest paid on deferred compensation plan).

(14) Consists of $7,200 (directors' fees paid by publicly held subsidiary) and $950 (financial planning).

(15) Directors' fees paid by publicly held subsidiary.

(16) Directors' fees paid by publicly held subsidiary.

(17) Consists of $9,000 (matching contribution to savings plan), $995 (imputed income on split dollar life insurance), $873 (tax gross-up related to split dollar life insurance), and $40 (above market component of interest paid on deferred compensation plan).

(18) Mr. Leathley served as Vice President, Canadian Operations during a portion of 1995, and during all of 1994, and was resident in Vancouver. Accordingly, a portion of Mr. Leathley's Annual Compensation and All Other Compensation was paid in Canadian dollars during such time periods. The following conversion rates were used to convert such amounts: 1995-0.7324 and 1994-0.7128. Mr. Leathley became Vice President, Operations, of Homestake in May 1995.

(19) Consists of $4,967 (financial planning), $563 (directors' fees paid by publicly held subsidiary), $10,000 (forgiveness of relocation loan) and $3,465 (tax gross-up related to relocation expenses).

(20) Consists of $9,000 (matching contribution to savings plan), $248 (reimbursement for spousal travel expense and related tax gross-up), $619 (above market component of interest paid on deferred compensation plan), and $571 (interest on Canadian retirement account).

(21) Consists of $717 (premiums paid on life and accidental death and dismemberment policy), $39,600 (relocation expenses paid by or on behalf of Mr. Leathley) and $9,254 (tax gross-up for relocation expenses). In connection with his appointment as Vice President, Operations, Mr. Leathley relocated from Canada to the San Francisco area.

(22) Premiums paid on life and accidental death and dismemberment policy.

(23) Mr. Lindqvist became an employee of Homestake on June 30, 1995.

(24) Consists of $6,497 (financial planning), $10,000 (forgiveness of relocation loan) and $3,234 (tax gross-up related to relocation expenses).

(25) Consists of $9,000 (matching contribution to savings plan), $721 (imputed income on split dollar life insurance), $633 (tax gross-up related to split dollar life insurance), and $562 (above market component of interest paid on deferred compensation plan).

(26) Consists of $91,394 (relocation expenses for move from Australia to the San Francisco area) and $34,131 (tax gross-up related to relocation expenses).

     Under the Company's Deferred Compensation Plan, directors, officers and other key employees selected by the Compensation Committee are permitted to defer income. Under the plan, participants may elect to defer each year an amount not less than $2,000 nor more than 100 percent of compensation. Amounts deferred are credited with interest in an amount equivalent to 120% of (i) the monthly Moody's Corporate Bond Yield Average as published by Moody's Investors Service, Inc. and (ii) such additional amount as the Compensation Committee determines to be appropriate.

STOCK OPTION PLANS.

  Options Granted.

     The following table sets forth certain information with respect to options to acquire common stock that were granted during 1996 to each Homestake Named Executive Officer under Homestake's stock option plans.

                             OPTION GRANTS IN 1996

                                                                                                    POTENTIAL REALIZABLE
                                                   % OF TOTAL                                         VALUE AT ASSUMED
                                      NO. OF        OPTIONS                                         ANNUAL RATES OF STOCK
                                    SECURITIES     GRANTED TO      EXERCISE                        PRICE APPRECIATION FOR
                                    UNDERLYING     EMPLOYEES       OR BASE                               OPTION TERM
                                     OPTIONS       IN FISCAL        PRICE         EXPIRATION       -----------------------
               NAME                 GRANTED(1)        YEAR          ($/SH)           DATE           5%(2)         10%(2)
----------------------------------  ----------     ----------     ----------     -------------     --------     ----------
Harry M. Conger...................    66,400          14.27        $ 19.125      Feb. 27, 2006     $812,153     $2,045,422
Jack E. Thompson..................    46,100           9.91          19.125      Feb. 27, 2006      563,859      1,420,089
                                      10,000(3)        2.15          19.725       May 28, 2006      127,511        319,877
Gene G. Elam......................    17,900           3.85          19.125      Feb. 27, 2006      218,939        551,401
Wayne Kirk........................    22,300           4.80          19.125      Feb. 27, 2006      272,756        686,941
Gil J. Leathley...................    15,400           3.31          19.125      Feb. 27, 2006      188,361        474,390
William F. Lindqvist..............    16,500           3.55          19.125      Feb. 27, 2006      201,815        508,275

---------------

(1) Granted at fair market value. Granted on February 27, 1996 (except as otherwise noted), and vest in 25 percent increments on the first through fourth anniversaries of the grant date. Vesting of options is accelerated in specified circumstances, including upon certain reorganizations and the commencement of certain tender offers.

(2) Compounded annually.

(3) Granted on May 28, 1996.

  Option Exercises and Year-End Values

     The following table sets forth certain information with respect to options exercised during 1996 by each Homestake Named Executive Officer.

                      AGGREGATED OPTION EXERCISES IN 1996
                       AND OPTION VALUES AT 1996 YEAR END

                                                                        NO. OF
                                                                      SECURITIES          VALUE OF
                                                                      UNDERLYING        UNEXERCISED
                                                                     UNEXERCISED        IN-THE-MONEY
                                                                       OPTIONS            OPTIONS
                                     NO. OF SHARES                   AT YEAR END        AT YEAR END
                                       ACQUIRED         VALUE        EXERCISABLE/       EXERCISABLE/
               NAME                   ON EXERCISE      REALIZED     UNEXERCISABLE      UNEXERCISABLE
-----------------------------------  -------------     --------     --------------     --------------
Harry M. Conger....................      31,816        $234,643          596,800/0     $   196,263/$0
Jack E. Thompson...................       9,550          73,279     82,950/101,325      39,848/14,629
Gene G. Elam.......................           0               0      78,700/42,750      53,008/12,813
Wayne Kirk.........................       8,250          67,634      50,350/53,500      47,966/16,341
Gil J. Leathley....................       8,750          57,359      33,517/41,000       17,691/9,597
William F. Lindqvist...............           0               0      61,300/31,500                0/0

     Homestake's stock option plans permit optionees designated by the Compensation Committee to pay part of the option price by delivering to Homestake a promissory note. Each note bears interest and is secured by a pledge of Homestake Common Stock with an aggregate market value at the time of delivery of the note at least equal to the principal amount of the note. In 1996, no optionee under Homestake stock option plans had indebtedness to Homestake in respect of stock options.

RETIREMENT PROGRAMS.

  Homestake Retirement Plan.

     In general, all full-time, non-union U.S. employees of Homestake (approximately 615 persons) participate in the Homestake Retirement Plan, a noncontributory defined benefit plan ("Homestake Retirement Plan").

     Under the Homestake Retirement Plan, participants accrue benefits at the rate of two percent per year of service during the first 25 years and one-half percent for each year of service thereafter. Normal retirement age under the Homestake Retirement Plan is 65. Early retirement, with reduced benefits, is permitted after age 55 with five years of service. The Homestake Retirement Plan is integrated with Social Security. For a participant who retires at age 65 with 25 years of service, the monthly benefit payable will be 50 percent of the average monthly compensation during the 60 consecutive months of highest compensation (salary and bonus), less one-half of the participant's Social Security benefits. Benefits paid upon retirement are subject to a cost-of-living increase, up to a maximum of three percent per year. Vesting requires five years of service. Homestake makes annual actuarially determined contributions to the Homestake Retirement Plan to provide the benefits to retirees. Funding contributions are not segregated as to individual employees.

     The following table shows selected estimated annual benefits payable upon retirement at age 65 under the Homestake Retirement Plan for persons having specified years of service and the indicated remuneration. The table includes amounts that may be payable under the Supplemental Retirement Plan described below ("Homestake SRP"). Amounts shown are calculated on a straight life annuity basis and are shown before deduction for one-half of Social Security benefits. For purposes of the Homestake Retirement Plan and the Homestake SRP, the years of service as of December 31, 1996, for Messrs. Elam, Kirk, Leathley, Lindqvist and Thompson are 6 years, 4 years, 10 years, 4 years and 15 years, respectively. For purposes of these plans, earnings include salary and bonus but exclude directors' fees and other benefits that are included in the Summary Compensation Table. Mr. Conger retired in May 1996 and is receiving his retirement benefits.

                                YEARS OF SERVICE

AVERAGE ANNUAL
 EARNINGS (60
  CONSECUTIVE
HIGHEST MONTHS)     10 YEARS     15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
---------------     --------     --------     --------     --------     --------     --------
   $ 150,000        $ 30,000     $ 45,000     $ 60,000     $ 75,000     $ 78,750     $ 82,500
     200,000          40,000       60,000       80,000      100,000      105,000      110,000
     250,000          50,000       75,000      100,000      125,000      131,250      137,500
     300,000          60,000       90,000      120,000      150,000      157,500      165,000
     350,000          70,000      105,000      140,000      175,000      183,750      192,500
     400,000          80,000      120,000      160,000      200,000      210,000      220,000
     450,000          90,000      135,000      180,000      225,000      236,250      247,500
     500,000         100,000      150,000      200,000      250,000      262,500      275,000
     550,000         110,000      165,000      220,000      275,000      288,750      302,500
     600,000         120,000      180,000      240,000      300,000      315,000      330,000

  Homestake Supplemental Retirement Plan.

     The Internal Revenue Code of 1986 ("Code") imposes a maximum limit on annual retirement benefits payable under qualified retirement plans. For 1996, that annual limit was $120,000. In addition, the Code limits the amount of annual compensation that may be considered under qualified retirement plans. In 1996, that annual limit was $150,000. Under the Homestake SRP, executive officers and key employees selected by the Compensation Committee will be entitled to a supplemental retirement benefit equal to the difference between the full amount of their pension benefits determined under the Homestake Retirement Plan and the maximum amount permitted to be paid under the Employee Retirement Income Security Act of 1974

("ERISA") and the Code. The Homestake SRP is funded by Homestake contributions into a "rabbi trust." All of the officers identified in the Summary Compensation Table are participants in the Homestake SRP except Mr. Conger, who is retired and receiving his retirement benefits.

  Homestake Executive Supplemental Retirement Plan.

     Homestake has established the Homestake ESRP for executive officers and key employees selected by the Compensation Committee. Under the Homestake ESRP, participants accrue benefits under the following formula. Service credit is determined by multiplying 4 1/3% by years of service, up to a maximum of 15 years. Service credit is then multiplied by average monthly compensation during the 36 consecutive months of highest compensation (salary and bonus) to determine a monthly retirement benefit. The monthly benefit is reduced by benefits payable under all other Homestake retirement plans and, commencing at age 65, by one-half of Social Security and comparable foreign social security plan benefits. Retirement is permitted at age 62 after 10 continuous years of service, although a participant who has attained age 55 and 10 years of service may elect early retirement and receive a reduced benefit if approved by the Compensation Committee. The Homestake ESRP is funded by Homestake contributions into a "rabbi trust." The following table shows selected estimated annual benefits payable under the Homestake ESRP, calculated on a straight life annuity basis, assuming retirement at age 62, to persons having specified years of service and the indicated average earnings before reductions for integration with Social Security and comparable foreign plans, and also before reduction for other Homestake retirement plans (except the Homestake Mining Company Savings
Plan). Payments under the Homestake ESRP are not limited by ERISA or the Code. All of the officers identified in the Homestake Summary Compensation Table are participants in the Homestake ESRP except Mr. Conger, who is retired and is receiving his retirement benefits. For purposes of the Homestake ESRP, the years of service as of December 31, 1996, for Messrs. Elam, Kirk, Leathley and Thompson are 10 years, 4 years, 10 years and 15 years, respectively. Mr. Lindqvist was previously employed by Homestake and following Homestake's 1992 acquisition of International Corona, Mr. Lindqvist was fully vested in his benefits under the Homestake ESRP with 15 years of deemed service. In connection with his reemployment by Homestake in 1995, Homestake agreed to recalculate Mr. Lindqvist's Homestake ESRP benefits based on the 36 consecutive months of highest compensation following the date of reemployment, subject however to his completing five years of service from the date of reemployment, unless his employment is terminated by Homestake for reasons other than cause.

                                YEARS OF SERVICE

AVERAGE ANNUAL EARNINGS
(36 CONSECUTIVE HIGHEST
        MONTHS)              10 YEARS      13 YEARS      15 YEARS
-----------------------      --------      --------      --------
       $ 150,000             $ 65,000      $ 84,500      $ 97,500
         200,000               86,667       112,667       130,000
         250,000              108,333       140,833       162,500
         300,000              130,000       169,000       195,000
         350,000              151,667       197,167       227,500
         400,000              173,333       225,333       260,000
         450,000              195,000       253,500       292,500
         500,000              216,667       281,667       325,000
         550,000              238,333       309,833       357,500
         600,000              260,000       338,000       390,000

SEVERANCE AGREEMENTS.

     Homestake has severance agreements with Messrs. Elam, Kirk, Leathley, Lindqvist and Thompson under which they are entitled to benefits in the event of a change of control followed by certain events. A change of control is defined as any of the following events: (i) Homestake is a party to a merger or combination under the terms of which less than 75 percent of the shares in the resulting company are owned by the shareholders of Homestake immediately preceding such event; (ii) at least 75% of fair market value of

Homestake's assets are sold; or (iii) at least 25% in voting power in election of directors of Homestake's capital stock is acquired by any one person or group as that term is used in Rule 13d-5 under the Securities Exchange Act of 1934. Entitlement to benefits arises if within three years following such a change of control, the executive's employment is terminated (other than for cause) or if he elects to terminate his employment following (i) a reduction in salary or certain other benefits, (ii) a change in location of employment, (iii) a change in position, duties, responsibilities or status inconsistent with the executive's prior position or (iv) a reduction in responsibilities, titles, or offices as in effect immediately before such change of control. Benefits payable under the agreements consist of (i) a lump sum cash payment equal to two times the highest annual salary and bonus, including deferred compensation, during the three-year period preceding termination, (ii) continuation of participation in insurance and certain other fringe benefits for two years, (iii) full vesting in the Company's Executive Supplemental Retirement Plan described above under "Retirement Plans," (iv) continued vesting of stock options, and (v) relocation assistance to the extent not provided by another employer. Benefits payable under the agreements are in lieu of any severance benefits under Homestake's general severance policy.

     Under an agreement between Harry M. Conger and Homestake that was in effect at the time of his retirement in May 1996, Mr. Conger will receive, for life, monthly compensation equal to 65% of the average of his 36 consecutive months of highest compensation prior to retirement, less one-half of his Social Security benefits ($36,969 per month). Following Mr. Conger's death, his spouse is entitled to receive the monthly benefit he would otherwise have been entitled to receive until the 10th anniversary of his retirement, and thereafter 50% of that amount until her death. Also on his retirement, all of Mr. Conger's stock options vested and became immediately exercisable and, at his election, may be surrendered to Homestake in exchange for a cash payment equal to the excess of the market price of Homestake shares over the option price at the date of retirement.

PERFORMANCE GRAPH.

     Set forth below is a line graph comparing the cumulative total shareholder return on Homestake common stock for the five years ended December 31, 1996, based on the market price of the Homestake common stock and assuming reinvestment of dividends, with the cumulative total return of companies on the Standard & Poor's 500 Index and Standard & Poor's Gold & Precious Metals Mining Index.*

     THE FOLLOWING PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY HOMESTAKE UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
               AMONG HOMESTAKE MINING COMPANY, THE S&P 500 INDEX
                AND THE S&P GOLD & PRECIOUS METALS MINING INDEX

                                                                               S & P GOLD &
        MEASUREMENT PERIOD           HOMESTAKE MINING                         PRECIOUS METALS
      (FISCAL YEAR COVERED)               COMPANY            S & P 500            MINING
12/91                                           100                 100                 100
12/92                                            70                 108                  93
12/93                                           140                 118                 171
12/94                                           110                 120                 138
12/95                                           101                 165                 156
12/96                                            94                 203                 154

---------------

* $100 invested on December 31, 1991 in stock or index, including reinvestment of dividends. Fiscal years ending December 31.

  COMPENSATION COMMITTEE REPORT.(1)

     The Compensation Committee of the Board of Directors is comprised of six outside directors, none of whom is an employee or former employee and none of whom has any consulting or other services arrangement with the Company. The Compensation Committee is responsible for the development of the Company's executive compensation policies and the administration of those policies. The Compensation Committee evaluates the performance of management and recommends to the full Board of Directors the compensation level for all officers and key employees. The Committee administers the Company's stock option and other stock based compensation plans and determines the amount of stock options and other stock-based incentives granted to officers and key employees. The Compensation Committee also administers the Deferred Compensation Plan, the Supplemental Retirement Plan and the Executive Supplemental Retirement Plan.

---------------

     (1)The Compensation Committee Report shall not be deemed to be incorporated by reference in any filings of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

     The Company's executive compensation program has the following objectives:

     - Attract and retain key executives critical to the long-term success of the Company by offering competitive compensation packages.

     - Make a significant portion of compensation variable, rewarding superior performance.

     - Align the interests of the Company's management with the interests of the Company's shareholders by developing compensation programs that link compensation directly to increases in shareholder value.

     - Maintain an appropriate balance between base salary and performance-based compensation, with a higher proportion of compensation being performance-based as salary grade increases.

     The basic compensation program consists of both cash and long-term, equity-based compensation. In addition, officers and key employees may participate in the Company's Savings Plan, which is generally available to all salaried employees and which provides for Company matching contributions with employee contributions, and the Company's Retirement Plan, the Supplemental Retirement Plan, and the Executive Supplemental Retirement Plan. Officers and key employees may also defer income under the Deferred Compensation Plan.

     Annual Cash Compensation. Annual cash compensation consists primarily of a base salary and an annual bonus under the Company's Bonus Plan. The Company's objective is to provide a level of compensation that will enable the Company to offer a competitive compensation package, but one which emphasizes and rewards performance and success. With this objective in mind, the Company's policy is to pay base salaries that are generally competitive with the median of base salaries paid by comparable companies. The Compensation Committee determines and recommends to the Board of Directors a base salary for each of the officers and key employees, based upon individual performance, level of responsibility, experience and competitive factors. Competitive factors include general compensation levels in other businesses, particularly in the mining industry, in the countries where the Company has operations. To that end, the Company, under the direction of the Compensation Committee, participates in several surveys conducted by outside executive compensation consultants. Mining companies included in the survey, in addition to the Company, are Amax Gold, Barrick Gold, Battle Mountain Gold, Coeur d'Alene Mines, Echo Bay Mines, Getchell Gold, Hecla Mining, Independence Mining, Kennecott Corporation, Newmont Mining, Pegasus Gold, Place Dome and Santa Fe Pacific Gold. In addition, the Company conducts a separate annual survey of salary increases in the mining industry. In addition to the companies listed above, this survey includes BHP, Cypress Amax Minerals, Kinross, Phelps Dodge, Teck Mining and TVX. The Compensation Committee uses all of this information in recommending base salary levels, but does not assign specific weight to any particular factor.

     The variable component of annual compensation is paid in the form of an annual bonus. The Company's Bonus Plan takes into consideration both the Company's performance and the individual and (where appropriate) the departmental performance for each individual. Under the Bonus Plan, each officer and key employee is assigned a target bonus amount at the beginning of each year based on the individual's salary grade, ranging from 20% to 50% of base salary. In addition, at the beginning of each year, both (i) Corporate Performance Objectives and (ii) Department and Individual Performance Objectives are established. The relative importance of each of the Corporate Performance Objectives and the Department and Individual Performance Objectives is identified by a weighting percentage assigned to the objective. To determine the recommended bonus, the "performance factor" for each of the Corporate Performance Objectives and the Department and Individual Performance Objectives is multiplied by the weight assigned to each, with the product multiplied by the target bonus amount. If results significantly exceed the goals established for both the Company and the Department and Individual, it is possible to earn a bonus which is up to two times the target bonus. As a result bonuses payable to particular individuals could equal as much as 40% to 100% of base salary. Based upon this analysis, the Compensation Committee then recommends the bonuses for approval by the Board of Directors.

     For 1996, the Corporate Performance Objectives included (i) improved relative stock price performance measured against the S&P Gold & Precious Metals Mining Index (33.3%), (ii) significant progress in the acquisition and/or discovery of additional deposits with large reserve potential (33.3%), and (iii) achievement of specified improvements in production, cost targets and environmental, health and safety performance (33.3%). Also for 1996, 50% of each Bonus Plan participant's bonus was based on the achievement of the Corporate Performance Objectives, and 50% was based on the achievement of that participant's Department and Individual Performance Objectives. In November 1996, after review of the year's performance by the Company, the Compensation Committee approved a 92% performance factor in respect of the achievement of the Corporate Performance Objectives. Also in November 1996, the Compensation Committee approved performance factors for achievement of Department and Individual Performance Objectives by Bonus Plan participants ranging from 79% to 120%.

     Long-term, equity-based compensation. The Company's executive compensation program also provides for equity related compensation. The purpose is to provide officers and key employees with an incentive to continue as employees of the Company over a long term, and to align their long-range interests with those of the shareholders by providing the opportunity to have a stake in the Company and to receive share based value which will increase as the value of the Company's stock increases. The Compensation Committee believes that equity-based compensation programs encourage key employees to maintain a long-term perspective.

     For many years, including 1996, the Company has used stock options to provide equity-based compensation. The Compensation Committee has the authority to determine the recipients of stock option awards, the terms of options, and the number of shares subject to options. The Compensation Committee has limited the grant of stock options to those employees whom the Committee believes can have a significant influence on Company policies and performance. Consequently, in 1996, a total of 49 employees (approximately 2.8% of total Company employees) were granted stock options. The Compensation Committee also believes that the number of options granted should be sufficient in amount to provide a strong incentive to increase share value, with the number of options increasing in proportion to the relative potential influence of the employee on overall Company performance.

     In the first quarter of each year, the Compensation Committee awards stock option to officers and key employees of the Company and its subsidiaries. The number of options awarded has been based on a formula which has been in effect for many years. For each optionee an annual target gain is established based on salary and a subjective evaluation of the perceived impact that the optionee may have on the Company's success through performance of his or her responsibilities. A number of options granted has been a number which, assuming an appreciation of 12% per year over five years, will given an amount of appreciation equal to the target gain. The Compensation Committee does not consider the number of outstanding options in determining annual option awards. The exercise price for options is determined by averaging the closing prices of the Company's common stock on the New York Stock Exchange for the five trading days ending on the grant date. Stock options generally vest over a four-year period and have a 10-year term. In addition to annual grants in the first quarter of each year, from time to time the Compensation Committee grants additional options to particular individuals in connection with significant promotions of such individuals. Such grants are in recognition of the fact that those persons have been identified as having the potential to have a greater impact on the Company's future success.

     In 1996, the shareholders approved the Stock Option and Share Rights Plan-1996, which authorizes the issuance of stock options and other stock-based incentives, such as restricted stock awards. Stock options were granted under the 1996 Plan in February 1997, using the formula described above. In March 1997, based on the recommendation of Compensation Resource Group, Inc., an executive compensation consulting firm, the Compensation Committee determined to change the formula used for granting options. In place of the assumed 12% growth model, the Compensation Committee adopted a Black-Scholes valuation formula which is widely used by publicly held companies in the United States in granting stock options. That formula will be used for future annual stock option grants.

     In March 1997, the Compensation Committee determined that in the future it would also use restricted stock grants as a part of the Company's equity-based compensation system, as a means of encouraging members of senior management to increase their ownership in the Company and to remain with the Company. The Compensation Committee also determined that it would establish stock ownership guidelines for the members of the Company's top management as a further means of aligning management's long term interests with the interests of the Company's shareholders. In order to achieve these objectives, the Compensation Committee expects to makes restricted stock grants to members of senior management which will vest over time and which will be dependent on achievement of one or more performance goals including, for example, improvements in earnings per share, increases in the value of the Company's stock, and return on shareholders' equity. The Committee also expects to grant matching restricted stock to senior managers on the basis of one restricted share for each three shares owned by the senior manager and "enrolled" by the senior manager for matching grants. The matching grants will vest after a number of years, but only to the extent the senior manager maintains ownership of the "enrolled" shares throughout the vesting period. In addition, the Committee expects to implement a stock bonus program which will provide senior managers with an opportunity to exchange a portion of their annual cash bonuses for awards of restricted stock. The award of restricted stock will be equal to 1.5 times the amount of the cash bonus to be exchanged, divided by the market value of the Company's shares on the date of grant. The restricted stock award will vest over a number of years. The Compensation Committee believes that the use of these kinds of restricted stock programs will encourage members of senior management to increase their ownership in the Company, and that such increased ownership will further the objective of aligning the interests of management with the interests of the Company's shareholders.

     The Compensation Committee will continue to regularly review the Company's executive compensation program to ensure that the Company's program continues to be competitive with those of other companies that compete with Homestake for executive personnel.

     Chief Executive Officers' 1996 Compensation. Evaluation of the Chief Executive Officer's compensation is conducted by the Compensation Committee without the Chief Executive Officer or any other officer being present. In November 1995, after reviewing the proposed levels of 1996 compensation for other mining company executives and also considering the Company's 1995 performance, the Compensation Committee determined that it would be appropriate for the 1996 base salary for Harry M. Conger, then Chief Executive Officer, to be increased from an annual rate of $517,500 to $540,000, and that recommendation was accepted by the Board of Directors. In May 1996, Harry M. Conger retired, and Jack E. Thompson was elected as the Company's Chief Executive Officer. After reviewing the compensation levels of other mining company chief executive officers, and considering both Mr. Thompson's level of experience in comparison to the experience of chief executive officers of other mining companies and that the Company does not have a chief operating officer, the Compensation Committee recommended that Mr. Thompson's 1996 base salary be increased from an annual rate of $375,000 to $450,000. That recommendation was accepted by the Board of Directors.

     In March 1996, the Compensation Committee set a target bonus for Mr. Thompson at 50% of his annual base salary, and also determined that one half of his bonus would be based on the extent of the achievement of the Corporate Performance Objectives and one half on the extent of the achievement of Mr. Thompson's Individual Performance Objectives. In November 1996, the Compensation Committee made its annual bonus recommendations. As noted above, the Compensation Committee approved a 92% performance factor in respect of the achievement of the 1996 Corporate Performance Objectives. After evaluating the Individual Performance Objectives established for Mr. Thompson earlier in 1996, and after considering his performance during the year, including the leadership ability shown by Mr. Thompson as Chief Executive Officer, the Compensation Committee approved a 108% performance factor in respect of Mr. Thompson's achievement of his Individual Performance Objectives, resulting in a recommended bonus of $225,000. That recommendation was accepted by the Board of Directors. As Mr. Conger retired in May 1996, he was not eligible for and did not receive a bonus for 1996.

     Other Executive Officers' 1996 Compensation. In November 1995, after reviewing the proposed levels of 1996 compensation for other mining company executives and also considering the Company's 1995 performance, the Compensation Committee determined that it would be appropriate for the 1996 base salary for all executive officers (other than the Chief Executive Officer) to be increased in amounts ranging from 1.8% to 4.3% of 1995 base salary, and that recommendation was accepted by the Board of Directors. In March 1996, the Compensation Committee set target bonuses for executive officers (other than Mr. Thompson) at 30% to 35% of their annual base salaries. The Compensation Committee also determined that one half of each executive officer's bonus would be based on the achievement of the Corporate Performance Objectives and that one half of each executive officer's bonus would be based on the achievement of such executive officer's Department and Individual Performance Objectives. In November 1996, the Compensation Committee made its annual bonus recommendations. As noted above, the Compensation Committee approved a 92% performance factor in respect of the achievement of the 1996 Corporate Performance Objectives. Evaluation of the Department and Individual Performance Objectives established for each executive officer earlier in 1996 was made by the Company, and the Committee subsequently approved Department and Individual Performance factors for executive officers ranging from 79% to 119%. The resulting bonus recommendations ranged from 85% to 105% of the target bonuses for the executive officers, and those recommendations were accepted by the Board of Directors.

     Limitation on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation of the Chief Executive Officer and four other highest paid executive officers to $1,000,000 per year (subject to certain exceptions). None of the Company's officers receive annual compensation in excess of the maximum deductible amount. If, because of competitive factors and individual performance, the Compensation Committee should determine that it was appropriate to pay one or more executive officers in excess of annual maximum deductible amount, the Compensation Committee would expect to recommend such compensation.

March 27, 1997
                                          COMPENSATION COMMITTEE

                                          G. ROBERT DURHAM
                                          DOUGLAS W. FUERSTENAU
                                          HENRY G. GRUNDSTEDT
                                          ROBERT K. JAEDICKE
                                          JOHN NEERHOUT, JR.
                                          BERNE A. SCHEPMAN, Chairman

                                 PROPOSAL NO. 2

                APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of the Audit Committee, has engaged the firm of Coopers & Lybrand LLP as independent auditors to audit and report to the shareholders on the financial statements of Homestake for the year 1997. Representatives of the firm are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Although shareholder approval of the engagement is not required by law, the Board of Directors desires to solicit such approval. If the appointment of Coopers & Lybrand LLP is not approved by a majority of the shares represented at the meeting, the Board of Directors will consider the appointment of other independent auditors for 1997.

     THE BOARD OF DIRECTORS OF HOMESTAKE UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF APPOINTMENT OF COOPERS & LYBRAND LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1997. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR THIS PROPOSAL UNLESS A VOTE AGAINST THIS PROPOSAL OR ABSTENTION IS SPECIFICALLY INDICATED.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENT WITH CASE POMEROY.

     In connection with Homestake's acquisition of Felmont Oil Corporation (now Homestake Sulphur Company) in 1984, Homestake, Case, Pomeroy & Company, Inc. entered into an Agreement, which agreement was amended in 1989, and further amended on March 27, 1992. Mr. Robert H. Clark, Jr., a director of Homestake, together with family members, is a controlling shareholder of Case Pomeroy. Each of Homestake and Case Pomeroy indirectly owns a 25 percent undivided co-tenancy interest in the Round Mountain mine in Nye County, Nevada, under the terms of an Operating Agreement with Round Mountain Gold Corporation, the owner of 50 percent undivided interest and the manager of the mine. The Agreement provides that whenever any action is to be taken pursuant to the Operating Agreement that requires consent or approval of a majority of the co-tenancy interests, Case Pomeroy and Homestake will cause their respective subsidiaries to agree to take such action as they agree upon in advance. The Agreement also provides that neither Case Pomeroy, nor Homestake, nor their respective subsidiaries will, directly or indirectly, transfer any interest in the Round Mountain mine without the approval of the other. Approval of a majority of the co-tenancy interests is required for budgets and work programs carried out by the manager of the Round Mountain mine.

TRANSACTIONS WITH CASE POMEROY.

     Under a 1985 agreement, Case Pomeroy transferred to Homestake all of Case Pomeroy's interest in certain unpatented mining claims and other mineral properties in the United States and Canada previously jointly owned by Case Pomeroy and Homestake Sulphur. Case Pomeroy reserved a 2.5 percent net smelter return royalty interest in each property transferred, as well as an option to convert all or part of the reserved royalty into a 40 percent participating interest in the property if commercial production appears feasible. No royalties have been paid. The transferee has no obligation to explore, develop or make any expenditures on any property transferred and may drop any property at any time after first offering to quitclaim it to Case Pomeroy.

                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 and related rules require the Company's directors and executive officers to file reports of beneficial ownership and changes of beneficial ownership with the Securities and Exchange Commission and with the Company. Based on its review of reports of beneficial ownership and changes in beneficial ownership required under Section 16(a), the Company believes that during 1996 all of its directors and executive officers timely filed all reports of beneficial ownership and changes in beneficial ownership required under Section 16(a), except that: the Form 3 Initial Report of Ownership of Stephen A. Orr, a Vice President elected in 1996, was filed late; one Form 4 Statement of Changes in Beneficial Ownership for Carol A. Rae, a Director of the Company, reporting a purchase of Company shares, was filed late; and one Form 4 Statement of Changes in Beneficial Ownership for Ronald D. Parker, a Vice President of the Company, reporting an exercise of Company stock options and the sale of the shares so acquired, was filed late (in
1997). No directors or executive officers reported in 1996 a transaction that should have been reported in an earlier year.

                             SHAREHOLDER PROPOSALS

     The 1998 annual meeting of shareholders will be held on May 12, 1998 unless the date is subsequently changed by the Board of Directors. To be considered for inclusion in the Proxy Statement for the 1998 annual meeting, proposals of shareholders should be received by Homestake no later than November 25, 1997. Such proposals should be directed to the Secretary of Homestake.

     Under the Company's By-Laws, as amended in May 1997, any shareholder who intends to present any matter of business to be considered and voted upon at the 1998 annual meeting must give timely notice thereof, in writing, to the Secretary of the Company. To be timely, such notice must be given on or after November 13, 1997 and on or before February 27, 1998.

                                            By Order of the Board of Directors

                                            /s/ Wayne Kirk
                                            ----------------------
                                            WAYNE KIRK
                                            Secretary
San Francisco, California
June 12, 1997

                            HOMESTAKE MINING COMPANY
                             650 CALIFORNIA STREET
                        SAN FRANCISCO, CALIFORNIA 94108

                 ANNUAL MEETING OF SHAREHOLDERS - JULY 25, 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Harry M. Conger, Jack E. Thompson and Wayne Kirk as proxies, each with the power to appoint a substitute, and hereby authorizes a majority (or if only one, then that one) of them to represent and to vote, as designated on the reverse side, all shares of common stock of Homestake Mining Company held of record by the undersigned on May 29, 1997 at the annual meeting of shareholders, or any postponement or adjournment thereof.

[X]  Please mark votes as in this example.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS NUMBER 1 AND 2.

1. Election of four Class I Directors (term of three years) and One Class III Director (term of two years).

CLASS I NOMINEES: M. Norman Anderson, Robert H. Clark, Jr., Douglas W.
                     Fuerstenau and Jeffrey L. Zelms.

CLASS III NOMINEE: Richard R. Burt.

     [ ]  For All               [ ]  Withhold From
          Nominees                   All Nominees

[ ]  For all nominees except as noted above.

2.   Appointment of Coopers & Lybrand LLP as independent auditors for 1997.

     FOR                 AGAINST                 ABSTAIN
     [ ]                   [ ]                     [ ]

                          MARK HERE FOR ADDRESS CHANGE

                          AND NOTE AT LEFT  [ ]

By execution of this proxy the undersigned hereby authorizes such proxies or their substitutes to vote in their discretion on such other business as may properly come before the meeting.

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by an authorized officer.


Signature: _____________ Date: ________ Signature: _____________ Date: ________